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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Retirement Committee
Sealed Air Corporation
   Thrift and Tax-Deferred Savings Plan:


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-42966) of Sealed Air Corporation of our report dated June 21, 2001, relating to the statement of net assets available for benefits of the Sealed Air Corporation Thrift and Tax-Deferred Savings Plan as of
December 31, 2000, and the related statement of changes in net assets available for benefits for the year then ended included in this annual report on Form 11-K.

                                   /s/KPMG LLP

Short Hills, New Jersey
June 28, 2001